Future Healthcare of America Signs Term Sheet

To Acquire Leader in Industrial Asset Intelligence

Transaction to Spin-Off Current Healthcare Business to FHA Shareholders

PALM BEACH, FL - June 22, 2015 – Future Healthcare of America (OTCQB: FUTU; “FHA” or the “Company”) today announced that it has signed a non-binding letter of intent to acquire F3 & Associates, Inc. (“F3”), a leading California-based provider of precision measurement, 3D visualization and data management services for critical, capital-intensive industrial assets such as oil refineries, power plants and other high-traffic sites.

The transaction is expected to be conducted as a Share Exchange whereby F3’s shareholders will exchange all of their equity in F3 for a majority stake in FHA. Following the closing, the Company intends to continue F3’s asset intelligence and data management businesses, change its corporate name to F3, and replace at least a majority of the Company’s Board of Directors with F3 appointees.

Also in connection with the closing, the Company plans to spin-off its current healthcare business to FHA’s shareholders of record immediately prior to the Share Exchange closing, an action that will result in the current FHA business becoming a separately traded public company.

“This letter of intent marks an exciting, transformative moment for FHA and its shareholders,” stated FHA’s Chief Executive Officer, Chris Spencer. “F3 has a remarkable and rapidly growing business providing intelligence and data services for some of the largest companies in the world. Led by an impressive management team of experienced business executives and true visionaries in their field, we are confident that F3 will continue their record of success. We’re pleased to bring this opportunity to our shareholders who will not only own a part of F3, but also a new public company for our home healthcare business.”

“We are excited to be moving forward with FHA in this transaction which we expect will bring additional capital and growth opportunities for F3,” commented their CEO, Mark Sizelove. “We are constantly looking for ways to better serve our customers and we believe that this move into the public arena will allow us to expand services, geographic reach and technology innovations. We look forward to getting to know the FHA shareholders over the coming months.”

The completion of the proposed Share Exchange is conditioned upon the execution and delivery of a definitive agreement that will be subject to completion of financing and other terms included in the Company’s Report on Form 8-K filed with the SEC, and certain other customary representations and warranties, as well as the consent of each of the F3 shareholders.  The transaction is expected to close in the third quarter of 2015.

About F3 & Associates, Inc.: F3 delivers geo-referenced 3D scanning, modeling and data services to leading industrial and infrastructure assets.  These services improve decision making by providing operators with precise information about the true condition and “as-built” measurements of an asset, which allows complicated procedures to be planned, coordinated and choreographed more efficiently. This reduces downtime and costs, and enhances safety at these facilities. F3’s long term customers include almost every major oil/gas company, leading electric and gas utilities, and household brand names in technology and theme parks.

For more information about F3, please visit: www.f3-inc.com

Legal Notice Regarding Forward-Looking Statements: This news release contains "Forward-looking Statements". These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to complete the acquisition of F3, risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, and changes in our business strategies.

Contact:

Arthur Douglas and Associates

Art Batson

407-478-1120